UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2(b)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )*

Greenwich LifeSciences, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

396879108

(CUSIP Number)

December 29, 2021

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

☐	Rule 13d – 1(b)
☒	Rule 13d – 1(c)
☐	Rule 13d – 1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 396879108
1.	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael Weiner

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER

	6.	SHARED VOTING POWER 2,304,681

	7.	SOLE DISPOSITIVE POWER

	8.	SHARED DISPOSITIVE POWER 2,304,681

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,304,681

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.7% (1)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

CUSIP No. 396879108
1.	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Yosajo MA Trust 1

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION TX

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 105,662

	6.	SHARED VOTING POWER

	7.	SOLE DISPOSITIVE POWER 105,662

	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 105,662

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (1)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

CUSIP No. 396879108
1.	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Yosajo MA Trust 2

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION TX

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 105,632

	6.	SHARED VOTING POWER

	7.	SOLE DISPOSITIVE POWER 105,632

	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 105,632

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (1)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

CUSIP No. 396879108
1.	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Yosajo MA Trust 3

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION TX

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 94,812

	6.	SHARED VOTING POWER

	7.	SOLE DISPOSITIVE POWER 94,812

	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,812

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% (1)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

CUSIP No. 396879108
1.	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Yosajo MI Trust 1

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION TX

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 94,763

	6.	SHARED VOTING POWER

	7.	SOLE DISPOSITIVE POWER 94,763

	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,763

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% (1)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

CUSIP No. 396879108
1.	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Yosajo MI Trust 2

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION TX

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 94,751

	6.	SHARED VOTING POWER

	7.	SOLE DISPOSITIVE POWER 94,751

	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,751

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% (1)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

CUSIP No. 396879108
1.	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Yosajo MI Trust 3

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION TX

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 105,554

	6.	SHARED VOTING POWER

	7.	SOLE DISPOSITIVE POWER 105,554

	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 105,554

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (1)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

CUSIP No. 396879108
1.	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON WLUFMI Trust 1

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION TX

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 421,841

	6.	SHARED VOTING POWER

	7.	SOLE DISPOSITIVE POWER 421,841

	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 421,841

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2% (1)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

CUSIP No. 396879108
1.	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON WLUFMI Trust 2

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION TX

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 424,816

	6.	SHARED VOTING POWER

	7.	SOLE DISPOSITIVE POWER 424,816

	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 424,816

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3% (1)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

CUSIP No. 396879108
1.	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON WLUFMA Trust 1

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION TX

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 429,692

	6.	SHARED VOTING POWER

	7.	SOLE DISPOSITIVE POWER 429,692

	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 429,692

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3% (1)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

CUSIP No. 396879108
1.	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON WLUFMA Trust 2

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION TX

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 427,158

	6.	SHARED VOTING POWER

	7.	SOLE DISPOSITIVE POWER 427,158

	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 427,158

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3% (1)

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

Item 1(a).	Name of Issuer:

Greenwich LifeSciences, Inc., a Delaware corporation (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

3992 Bluebonnet Dr., Building 14, Stafford, Texas 77477

Item 2(a).	Name of Person Filing.

This statement is filed on behalf of Michael Weiner, an individual (the “Reporting Person”).

Mr. Weiner is the trustee for the Yosajo MA Trust 1, Yosajo MA Trust 2, Yosajo MA Trust 3, Yosajo MI Trust 1, Yosajo MI Trust 2, Yosajo MI Trust 3, WLUFMI Trust 1, WLUFMI Trust 2, WLUFMA Trust 1 and WLUFMA Trust 2.

Item 2(b).	Address of Principal Business Office or, if None, Residence.

The address for the Reporting Person is:

Westport, CT 06880

Item 2(c).	Citizenship.

USA

Item 2(d).	Title of Class of Securities.

Common Stock

Item 2(e).	CUSIP Number.

396879108

Item 3.	Type of Person.

Not applicable.

Item 4.	Ownership.

The information required by Items 4(a) – (c) is set forth in Rows (5) – (11) of the cover page for each of the Reporting Persons hereto, including footnotes, and is incorporated herein by reference for the Reporting Persons. The percentage set forth in Row (11) of the cover page for each of the Reporting Persons are calculated based on 13,000,357 shares of common stock disclosed by the Issuer as outstanding as of May 19, 2022, as reported on the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on May 20, 2022.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 22, 2022	Michael Weiner
/s/ Michael Weiner

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